AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2001
                              REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               EARTHNETMEDIA, INC.

              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


---------------------------------------- -------------------------------------- --------------------------------------
                NEVADA                                  7812                                95-4834274
---------------------------------------- -------------------------------------- --------------------------------------
       (STATE OR JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)
---------------------------------------- -------------------------------------- --------------------------------------

                                222 AMALFI DRIVE
                            SANTA MONICA, CA 90402
                               TEL: (310) 459-1081
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 MS. ALIE CHANG
                                PRESIDENT AND CEO
                               EARTHNETMEDIA, INC.
                                222 AMALFI DRIVE
                            SANTA MONICA, CA 90402
                               TEL: (310) 459-1081
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                                JAMES A. TRODDEN
                                 ATTORNEY AT LAW
                                31251 VIA FAJITA
                       SAN JUAN CAPISTRANO, CA 92675-5506
                               TEL: (949) 489-9100

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Pursuant to Section 6(4)(A)(iv) of the Securities Act of 1933, the registration fee is set at $50.00. Pursuant to Section 134(e)(3) of the Securities Act of 1934, the registration fee is $500.00. Accordingly, the total registration fee is $550.00

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

The Company is offering 100,000 Units consisting of 100,000 shares of Common Stock and Warrants to purchase 4,000,000 shares of common stock. The offering price for each Unit shall be $1.00.

Each unit ("Unit") offered hereby consists of one share of Common Stock of EarthNetMedia, Inc. (the "Common Stock") and forty Common Stock Purchase Warrants (the "Warrants"). After completion of this offering, the shares of Common Stock (the "Shares") and the Warrants comprising the Units shall be immediately separately transferable from the Common. Each A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.50 at any time until the passage of three months from the conclusion of the underwriting. Each B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.75 at any time until the passage of six months from the conclusion of the underwriting. Each C Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.00 at any time until the passage of nine months from the conclusion of the underwriting. Each D Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.25 at any time until the passage of twelve months from the conclusion of the underwriting. In the discretion of the Board of Directors, the Board of Directors may lower the exercise price of any of the Warrants and the Board of Directors may also extend the time to exercise the Warrants. See "Description of Securities."

The minimum offering by the Company will be 100,000 Units ($100,000). The minimum purchase by an investor is 100 Units. Additional Units must be purchased in multiples of 100 Units. The Units are offered on a "best efforts, all or none" basis. Pending payment for the 100,000 Units, all proceeds of this Offering will be deposited in an interest bearing account at Wells Fargo Bank, N.A.

Officers, directors and principal stockholders of the Company will not be permitted to purchase Units in this Offering for the purpose of assisting the Company in meeting its obligation to sell any of the Units offered hereby. See "Plan of Distribution."

There has been no public market for any securities of the Company prior to this Offering, and there can be no assurance that a public market will develop by reason of this Offering. If such a market should develop, there is no assurance that it will be sustained, or that it will develop into a market greater than a limited market. See "Risk Factors."

The initial public offering price for the Units has been determined solely by the Company, and does not necessarily bear any direct relationship to the Company's assets, operations, book or other established criteria of value. See "Risk Factors" and "Dilutions."

The  securities  offered  hereby  involve  high  degree  of risk  and  immediate
substantial   dilution  from  the  offering   price.   See  "Risk  Factors"  and
"Dilutions."

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This is a self-underwriting and the offering of the Units hereunder will terminate not later than 60 days ("Termination Date"), provided that, in the sole discretion of the Company, the offering period may be extended for an additional period not to exceed 30 days. The Company has entered into an escrow agreement with Wells Fargo Bank, N.A. to hold any proceeds from this offering in an interest bearing account subject to certain terms and conditions. If subscriptions for all of the Units offered hereby have not been received and accepted by the Company by the Termination Date, no Units will be sold, and all funds held in escrow will be returned promptly to investors along with any interest accrued thereon. See "Plan of Distribution."

In view of the fact that this Offering is a self-underwriting, no commissions are to be paid to any officer or director of the Company.

The Company is not currently a reporting company under the Securities Act of 1934, as amended. Upon completion of the offering of the Units, the Company will file the required Form 10-Q's and Form 10-K's.

UNIT PURCHASE INFORMATION

Subscribers purchasing Units should make checks payable to the Company. Subscribers must complete a Subscription Agreement in the form attached as Appendix A to this Prospectus. For convenience, an actual Subscription Agreement has been included with this Prospectus.

Additional copies of the Subscription Agreement may be obtained by writing, calling or faxing the Company at its executive offices; 222 Amalfi Drive, Santa Monica, CA 90402, telephone (310) 459-1081 and facsimile (310) 459-8530. All checks and Subscription Agreements should be forwarded to the Company at its executive office, 222 Amalfi Drive, Santa Monica, CA 90402.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.............................................................7

THE OFFERING..................................................................10

RISK FACTORS..................................................................10

FORWARD-LOOKING STATEMENTS....................................................21

REORGANIZATION TRANSACTIONS OCCURRING PRIOR TO THIS OFFERING..................21

USE OF PROCEEDS...............................................................21

DIVIDEND POLICY...............................................................22

CAPITALIZATION................................................................23

BUSINESS......................................................................23

MANAGEMENT....................................................................33

PRINCIPAL STOCKHOLDERS........................................................35

STOCK OPTION PLANS............................................................36

DESCRIPTION OF OFFERING.......................................................37

EXPERTS.......................................................................39

FINANCIAL DATA................................................................40

INDEX TO FINANCIAL STATEMENTS.................................................40

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including "Risk Factors" and "Dilution", and the financial statements before making an investment decision.

In this prospectus, the terms "we," "us" and "our" refer to EarthNetMedia, Inc. and, unless the context requires otherwise, Pac Pacific Group International, Inc., its prior legal entity.

EARTHNETMEDIA, INC.

We are a US-based integrated television content and commerce company that creates and markets "U.S. lifestyle" television content and related merchandise to consumers in China. Our corporate mission is to become a leading brand for lifestyle merchandise sales in China and a major commercial gateway company for multi-national client companies to market their products in China.

Our products bear the "Alie Chang" and "Alie" brand of our President and CEO, Ms. Alie Chang. Our television programs are hosted by Ms. Chang. The primary topics of our television programs, are home improvement, interior design, and technology. Our programs are currently being broadcast in China on Beijing TV. During 2001, China Central Television (CCTV) will begin broadcasting our newest technology television series, EMBRACING THE FUTURE to an audience of more than 500 million viewers, and an expanded version of our home improvement interior design show, "The Art Of Living" will debut in the Fall of 2001 on 50 cable stations throughout China reaching an audience of 250 million.

In addition to producing our own shows, we syndicate into the China market television shows produced by others. EarthNetMedia has obtained the syndication rights to programs created by the National Geographic Society, and has contracted with CCTV to broadcast these shows throughout Mainland China in 2001.

China's economy is among the world's largest and over the past 20 years has expanded at a rate of nearly 10 percent per year. In 2001, China is widely expected to become a member of the World Trade Organization (WTO), further integrating China into the global economy and significantly reducing the barriers to international commerce.

After spending most of the past century as an isolated, Communist country, China privatized home ownership and most of its industry in the 1990s. From these actions emerged a rapidly growing "middle class" of consumers. Home decorating and remodeling construction is thriving as is an interest in international consumerism comparable to the post-World War II boom in the U.S.

Against this background, Alie and her husband, Felizian (Phil) Paul, Chairman of EarthNetMedia, spent several years operating a U.S. export company of goods to China. In 2000, Alie Chang hosted her first television series designed specifically for the China market, "The Art of Living -- Home Improvement, Interior Design". This weekly series, which also has been televised in the United States and internationally, is an informative and entertaining show that is produced in a "magazine style" format and broadcast in Mandarin Chinese. Produced in Los Angeles, each episode features a celebrity's home and "What's-New" and "How-To" segments. The show is extremely popular in China, and Alie Chang has become a renowned personality in China. This presence, along with her many published works on architecture and interior design has given Alie international prestige and status.

EarthNetMedia is under contract to produce other series for this market. Currently in production is "Embracing the Future - A Gateway To China" This television series, in a news magazine format, interviews the top executives of leading international companies in various industries including the information technology, Internet, telecommunication and biotech industries. Alie Chang is host, and her interviews discuss consumer trends and the impact each company will have in our global society.

Our corporate objective is to become the leading gateway to international consumer commerce in China. Our strategic plan is twofold: To leverage the public esteem held for Alie Chang, and to implement integrated marketing and sales programs within the China market for our products and those of our international client companies.

Our company comprises four business segments:

-- Television shows production,

-- Television shows syndication,

-- Merchandising and

-- Infomercial, mail order, direct/Internet commerce

through which content and merchandise are created and distributed to China's consumers.

This structure provides us the means to perform contextual selling, linking products to content, to sell through cross-promotion across all our media properties, and to permit advertisers to associate with our brand and identity.

COMPETITIVE STRENGTHS

We intend to maintain and enhance our position in China as a leading creator of high quality televised content and to continue to capitalize on our competitive strengths, which we believe include:

-- the reputation of Alie Chang

-- our recognizable brand name, "Alie"

-- position as a leading authority of lifestyle products for the China market

-- intimate knowledge of the China marketplace

-- strong relationships with key media, distribution, fulfillment and marketing vendors in China

-- highly experienced and knowledgeable executive team

STRATEGIES

Our strategies focus on continuing to create new content and products and leveraging our brand across multiple media and sales channels. These strategies include:

-- leveraging the cost of developing high quality content across our media and merchandising platforms

-- capitalizing on revenue opportunities created by this major, emerging marketplace

-- capitalizing on revenue opportunities created by the Internet and its phenomenal growth in China

-- cross-selling and cross-promoting our brand and the brands of our clients


Our principal executive offices are located at 222 Amalfi Drive, Santa Monica, CA 90402, and our telephone number is (310) 459-1081. We also have offices at No. 17 Building, Tianlanbeli, Caihuying, Feng Tai Qu, Beijing, China 100054 and Gautinger Strasse 10, D-82319 Starnberg, Germany. Our corporate Web site is earthnetmedia.com. This reference to our Web address does not constitute incorporation by reference of the information contained at this site. "Alie" and www.earthnetmedia.com are trademarks of EarthNetMedia. All brand names and trademarks appearing in this prospectus are the property of their respective holders.

THE OFFERING

The Company is offering 100,000 Units consisting of 100,000 shares of Common Stock and Warrants to purchase 4,000,000 shares of common stock.

Each unit ("Unit") offered hereby consists of one share of Common Stock of EarthNetMedia, Inc. (the "Common Stock") and forty Common Stock Purchase Warrants (the "Warrants"). After completion of this offering, the shares of Common Stock (the "Shares") and the Warrants comprising the Units shall be immediately separately transferable from the Common. Each A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.50 at any time until the passage of three months from the conclusion of the underwriting. Each B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.75 at any time until the passage of six months from the conclusion of the underwriting. Each C Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.00 at any time until the passage of nine months from the conclusion of the underwriting. Each D Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.25 at any time until the passage of twelve months from the conclusion of the underwriting. In the discretion of the Board of Directors, the Board of Directors may lower the exercise price of any of the Warrants and the Board of Directors may also extend the time to exercise the Warrants. See "Description of Securities."

Common stock to be outstanding after this offering............. 5,997,000 shares

Use of proceeds.......................... General corporate purposes, including
TV shows production, sales and marketing, capital expenditures and working capital. See "Use of Proceeds."

Risk factors............................. For a discussion of certain risks you should consider before investing in the common stock, see "Risk Factors."

RISK FACTORS

You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing a Unit. Investing in our Units is highly speculative and involves a high degree of risk. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially adversely affect our business and financial condition in the future. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a total loss of your investment.

LIMITED HISTORY OF COMPANY

The history of EarthNetMedia is limited. Alie Chang with her husband formed Pac Pacific Group, International, a California corporation on September 13, 1995 for the purpose of operating a U.S. export trade business to China. Over the years, management gained an intimate knowledge of the China consumer market and developed strategic business relationships. With the favorable social, technological, political and economic trends that now exist in China, the Company decided to leverage its experience and expertise. Coincidental with the launch of Allie Chang's television series, we merged Pac Pacific Group, International with EarthNetMedia, formed as a Nevada Corporation on April 11, 2000, to become an integrated video content and commerce company to the China consumer market. The Company does not have revenues at the present time. You must consider the risks and difficulties frequently encountered by early-stage companies such as EarthNetMedia in new and rapidly evolving markets, including the market for advertising on television shows, the Internet and other media.

EarthNetMedia anticipates obtaining revenues no earlier than June, 2001, when all sponsorship arrangements are finalized and the new television series are being broadcast via China Central Television, Beijing Television and a network of 50 television stations. No guarantees can be provided from anyone concerned that the significant sales and television advertising revenues projected in this Offering will eventually be realized. EarthNetMedia initially expects to incur substantial capital expenditures that would normally be incurred in an early-stage venture. As an early-stage Company, EarthNetMedia is subject to all risks and uncertainties inherent in the formation of any relatively new business. There can be no guarantee or assurance that EarthNetMedia will be successful in the launch and expansion of its e-commerce related business.

THE LOSS OF THE SERVICES OF ALIE CHANG OR OTHER KEY EMPLOYEES WOULD ADVERSELY AFFECT OUR REVENUES, RESULTS OF OPERATIONS AND PROSPECTS

We are highly dependent upon our founder and Chief Executive Officer, Alie Chang. Alie Chan's talents, efforts, personality and leadership are critical to our success. The diminution or loss of the services of Alie Chang, and any negative market or industry perception arising from that diminution or loss, would have an adverse effect on our business. Alie Chang remains the personification of our brands as well as our senior executive and primary creative force.

THE ABILITY TO HIRE KEY PERSONNEL

Our success also will be dependent on the expertise of our research and development, sales and marketing, graphic animation, art direction, technological, financial and executive personnel. An inability to attract or retain key individuals, could materially adversely affect us. Growth in our business is dependent, to a large degree, on our ability to recruit and retain such employees. We seek to compensate and incentivize our key executives, as well as other employees, through competitive salaries, stock ownership and bonus plans, but we can make no assurance that these programs will allow us to retain key employees or hire new employees.

The need for such personnel is particularly important given the strains on EarthNetMedia's existing infrastructure and the need to anticipate the demands of future growth in international e-commerce.

IF WE ARE NOT ABLE TO EFFECTIVELY MANAGE OUR GROWTH, OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS COULD DECLINE

Rapid growth will place significant demands on our management and other resources. If we experience rapid growth, we shall require significant additional investment in personnel, systems and related capital expenditures. We may not be able to recruit adequate personnel, or properly train, integrate or manage our expanding employee base, implement new systems, including those for transaction processing and operational and financial management, maintain close coordination among our technical, accounting, finance, marketing, sales and production staffs or invest in capital expenditures in a timely and effective manner. To the extent we acquire new businesses, we will also need to integrate new operations, technologies and personnel. If we fail to effectively manage and continue this growth, our financial condition, results of operations and prospects could decline.

IF OUR TELEVISION SHOWS FAIL TO MAINTAIN A SUFFICIENT AUDIENCE, THAT BUSINESS WOULD BECOME ADVERSELY AFFECTED

Our television shows production business is our keystone. They represent the catalyst for generating a significant portion of our revenues, and are subject to a number of uncertainties. Our business and financial condition could be adversely affected by:

-- Failure of our television programming to maintain a sufficient audience

-- Television  production is a speculative  business because revenues and income derived from television depend primarily upon the continued acceptance of that programming by the public, which is difficult to predict. Public acceptance of particular programming is dependent upon, among other things, the quality of that programming, the strength of stations on which that programming is broadcast, promotion of that programming, the quality and acceptance of competing television programming and other sources of entertainment and information.

OUR SUCCESS DEPENDS ON THE VALUE OF OUR BRANDS, AND IF THE VALUE OF OUR BRANDS WERE TO DIMINISH, OUR REVENUES, RESULTS OF OPERATIONS AND PROSPECTS WOULD BE ADVERSELY AFFECTED

Our success depends on our brands and their value. Our business would be adversely affected if:

-- Alie Chang's public image or reputation were to be tarnished

-- Alie Chang, as well as her name, her image and the trademarks and other intellectual property rights relating to these, are integral to our marketing efforts, and form the core of our brand. Our continued success and the value of our brand therefore depend, to a large degree, on the reputation of Alie Chang.

WE DEPEND UPON BROADCASTING ARRANGEMENTS

Revenues for EarthNetMedia depend on the following sources: Block advertising time-buys or infomercials, traditional spot advertising buys, advertising buys for opt-in e-mail, e-newsletters and rich media advertising, license fees paid from syndication or for the purchase of in-house produced programming, commissions from the international broadcasting of other companies' programs, sales of proprietary merchandise and profits from the sale of other companies' merchandise. These revenues are dependent upon, to a large extent, the Broadcasting arrangements with Beijing Television, China Central Television and a network of 50 TV stations. If a substantial number of these arrangements should fail, they would have a materially adverse impact on these revenues and affect the survival of EarthNetMedia significantly.

WE DEPEND UPON SYNDICATION ARRANGEMENTS

EarthNetMedia has negotiated an agreement to distribute National Geographic TV to the Chinese television market, which management expects to lead the way for other television distribution contracts. However, all sponsorship for THE ART OF LIVING--HOME IMPROVEMENT, INTERIOR DESIGN and EMBRACING THE FUTURE is solely dependent upon the current contractual relationships with Beijing TV, China Central Television and the TV network. There can be no assurance that all of the present contracts with National Geographic Television, and the networks will be renewed. If such contracts were not renewed, they would have an adverse effect on all revenues and operations of EarthNetMedia.

WE DEPEND ON STRATEGIC ALLIANCES

EarthNetMedia has formed strategic business alliances with such companies as CCTV, BETC Advertising and Beijing TV. There can be no assurance that these strategic alliances will remain in effect throughout the life of EarthNetMedia. The loss of such strategic alliances would adversely affect EarthNetMedia's operations. However, we believe the strategic allegiances with China Central Television and BETC Advertising, are not critical to the overall financial success of EarthNetMedia.

OUR BUSINESS COULD BE AFFECTED BY BUSINESS AND TECHNOLOGICAL CHANGES

There can be no assurance or guarantee that EarthNetMedia will attain its immediate and long-term goals or that there will be revenues significant enough to pay ongoing expenses. The likelihood of the success for EarthNetMedia must be considered in light of the complications, cumulative expenses and delays frequently encountered in connection with early-stage business ventures. In addition, the industry in which EarthNetMedia will participate is a developing industry and subject to rapid business and technological changes. The business, technology, marketing, legal and regulatory changes that could occur may have a material adverse impact on the business possibilities of EarthNetMedia. EarthNetMedia cannot predict that such changes will occur or the effect, if any, such changes may have on its operations and ultimate success.

WE DEPEND ON CONTINUED RESEARCH AND DEVELOPMENT

EarthNetMedia is exploring other applications for its proprietary technology beyond its basic Television broadcasting design technology. The development of additional applications and additional products may be important to the longer-term success of EarthNetMedia. There can be no assurance that any such applications or products will be developed, or, if developed, that they will be successful.

IF WE ARE UNABLE TO PREDICT, RESPOND TO AND INFLUENCE TRENDS IN WHAT THE PUBLIC FINDS APPEALING, OUR REVENUES WILL BE ADVERSELY AFFECTED

Our continued success is dependent on our ability to provide creative, useful and attractive ideas, information, concepts and products, which strongly appeal to a large number of China's middle market and elite consumers. In order to accomplish this, we must be able to quickly and effectively respond to changes in the tastes of consumers for ideas, information, concepts and products. The strength of our brand name depends in part on our ability to influence these tastes. We cannot be sure that our new ideas and content will have appeal and garner acceptance or that we will be able to quickly respond to changes in the tastes of consumers. In addition, we cannot be sure that our existing ideas and content will continue to appeal to the public.

FAILURE TO DEVELOP NEW PRODUCT AND MERCHANDISING PROGRAMS WILL IMPAIR OUR ABILITY TO GROW AND ADVERSELY AFFECT OUR PROSPECTS

Our growth depends to a significant degree upon our ability to develop new or expand direct and indirect merchandising programs, including our Alie(TM) brand home furnishings line. We have limited experience in merchandising in these areas. We cannot guarantee when these programs will be introduced and fully implemented, or if they will be successful when they are in place. If these and other programs are not successful, our business, financial condition and prospects could be adversely affected.

FAILURE  TO  DEVELOP  OUR  INFOMERCIAL,  MAIL-ORDER,   DIRECT/INTERNET  COMMERCE
BUSINESS WILL IMPAIR OUR ABILITY TO GROW AND ADVERSELY AFFECT OUR PROSPECTS

Our growth depends to a significant degree upon the development of our Infomercial, mail-order, and direct/Internet Commerce business. We have limited experience in the businesses comprising our Infomercial, mail-order, direct/Internet Commerce. In order for our Infomercial, mail-order, and direct/Internet Commerce business to succeed, we must, among other things:

-- make   significant   investments   in  our   Infomercial,   mail-order,   and
   direct/Internet Commerce business, including our technology and adding a significant number of new employees

-- significantly generate online traffic and sales volume using our television programming as our main promotion vehicle

-- attract and retain a loyal base of frequent visitors to our Web site

-- respond to competitive developments and maintain a distinct brand identity

-- form and maintain relationships with strategic partners

-- provide quality customer service

-- continually develop and upgrade our technologies

We cannot assure that we will be successful in achieving these and other necessary objectives or that our Infomercial, mail-order, direct/Internet Commerce business will be profitable. If we are not successful in achieving these objectives, our business, financial condition and prospects would be materially adversely affected.

Our Infomercial, mail-order, direct/Internet Commerce business will require us to keep up with the rapid technological change that is inherent in electronic commerce. Demand for and market acceptance of new products or services are subject to a high level of uncertainty, risk and competition, and there are few proven products and services. These pressures may force us to incur significant expenditures to remain competitive in these marketplaces, and, if we fail to appropriately address these pressures, our business, financial condition and prospects could be materially adversely affected.

OUR GROWTH IS DEPENDENT UPON THE CONTINUED ACCEPTANCE AND GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE IN CHINA, AND, IF SUCH GROWTH DOES NOT CONTINUE, OUR PROSPECTS COULD BE ADVERSELY AFFECTED

Commerce over the Internet is a new and emerging market in China. Product branding is rare. Because we are relying on electronic commerce as an important part of our growth strategy, our growth is dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium for commerce. If acceptance and growth of Internet commerce use does not occur, our business could be adversely affected.

In addition, commerce over the Internet is subject to a number of potential adverse developments, including infrastructure failures, failures to maintain transaction security and privacy, and increased government regulation and taxation, any or all of which could adversely affect our Internet commerce strategy and overall business.

IF OUR LICENSEES WERE TO DIMINISH THE QUALITY OF OUR BRANDS, OUR BUSINESS MAY BE ADVERSELY AFFECTED

We are entering into license agreements for our branded products with a number of strategic partners. While we require that our licensees maintain the quality of our brands through specific contractual provisions, we cannot be certain that our licensees, or their manufacturers and distributors, will honor their contractual obligations or that they will not take other actions that will diminish the value of our brand name.

WE ARE SUSCEPTIBLE TO OTHERS IMITATING OUR PRODUCTS AND INFRINGING ON OUR INTELLECTUAL PROPERTY RIGHTS.

We may not be able to successfully protect our intellectual property rights, upon which we are materially dependent. Imitation of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

EarthNetMedia considers its international opportunities to be vast. EarthNetMedia's immediate marketplace focus is China. We intend to expand to other international markets in the future, either directly or through distributors. This requires significant management attention and financial resources. There can be no assurance that EarthNetMedia's efforts to enter into these international markets will be successful or that such markets will prove to be viable. To the extent that EarthNetMedia is able to successfully garner foreign sales, it will become increasingly subject to the risks inherent in foreign trade, including import quotas and other trade restrictions, fluctuations in foreign currency rates, and international political, regulatory and economic developments, all of which could have a material adverse effect on EarthNetMedia. In addition, to the extent that EarthNetMedia establishes operations in foreign countries, there can be no assurances that the political, regulatory, economic or military developments may intrude and even harm EarthNetMedia operations. Other difficulties EarthNetMedia may face are inflation, international hostilities, and confiscatory taxation.

ADVERSE TRENDS IN THE TELEVISION PRODUCTION BUSINESS GENERALLY

Television revenues and income may also be affected by a number of other factors, most of which are not within our control. These factors include a general decline in broadcast television viewers, pricing pressure in the television advertising industry, strength of the stations on which our programming is broadcast, general economic conditions, increases in production costs, availability of other forms of entertainment and leisure time activities and other factors. All of these factors may quickly change, and these changes cannot be predicted with certainty. While we currently benefit from our ability to sell advertising on our television programs, if these changes occur, we can make no assurance that we will continue to be able to sell this advertising or that our advertising rates can be maintained. Our future licensing fees may also be adversely affected by these changes. Accordingly, if any of these changes were to occur, the revenues and income we generate from television programming could decline.

OUR REVENUE AND INCOME COULD DECLINE DUE TO GENERAL ECONOMIC TRENDS AND DECLINES IN CONSUMER SPENDING

The industry segments in which we operate, including television and merchandising, are typically cyclical and our revenues are largely generated by discretionary consumer spending. Business spending on advertising on our television programming, and consumer spending on our products tend to decline during recessionary periods because of the discretionary nature of this spending, and it may also decline in other times. Accordingly, our revenues could decline during any general economic downturn.

OUR NEED FOR WORKING CAPITAL

EarthNetMedia will utilize the proceeds from this Offering to commence the implementation of its business plan through the demonstration, marketing and licensing of EarthNetMedia's television programming and its commerce unit. However, management believes that EarthNetMedia's continued existence is largely dependent upon the achievement of profitable operations in the future, of which there can be no assurance. The proceeds from this Offering may be insufficient to enable EarthNetMedia to meet the working capital requirements that we believe are necessary to pursue EarthNetMedia's business plan. As a result, EarthNetMedia may be required to scale down its business plan, which would have an adverse effect upon its anticipated revenue stream and may unfavorably affect the ability of EarthNetMedia to continue operations. Also, EarthNetMedia may be required to secure additional financing in order to obtain adequate working capital. There can be no assurance that such financing will be available to EarthNetMedia, or, if available, that it will be available on terms and conditions satisfactory to management.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS MAY BE NEEDED

EarthNetMedia anticipates that the net proceeds from this Offering together with the existing capital resources will be sufficient to meet EarthNetMedia's operating expenses and capital requirements for at least the next twenty-four months. However, EarthNetMedia's capital requirements depend on numerous factors, including the rate of market acceptance of EarthNetMedia's products, EarthNetMedia's ability to maintain and expand its customer base, the level of resources required to expand EarthNetMedia's marketing and sales organization, information systems and research and development activities, the availability of manufacturing capability and other factors. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, EarthNetMedia may require additional financing sooner than anticipated. Any additional equity financing may be diluted to EarthNetMedia's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If EarthNetMedia is unable to obtain additional financing as needed, EarthNetMedia may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on EarthNetMedia's operations.

CONTROL IS BY EXISTING SHAREHOLDERS AND MANAGEMENT

Following the successful completion of this Offering, the present executive officers of EarthNetMedia will beneficially own the majority of the Common Stock. Accordingly, such persons will continue to control the outcome of all matters requiring stockholder approval, including the election and removal of the Board of Directors, any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

DISCRETIONARY AUTHORITY OVER THE USE OF NET PROCEEDS

EarthNetMedia will retain virtually complete discretion over the application of the net proceeds of this Offering. Because of the number and variety of factors that could determine EarthNetMedia's use of net proceeds from this Offering, there can be no assurances that such uses will not vary substantially from EarthNetMedia's current intentions.

THERE IS IMMEDIATE DILUTION

The purchase price of the Units offered in this Offering is higher than the net tangible book value per share. Investors purchasing Units in this Offering will therefore incur immediate net tangible book value dilution once the Offering is completed. To the extent that future options or Warrants to purchase the Common Stock are exercised, there will be further dilution.

THE OFFERING AMOUNT IS NOT RELATED TO OUR ASSET VALUE

EarthNetMedia has determined the Offering price of the Units based upon estimates of the cost of financing the project. The Offering price of the Units is not related to EarthNetMedia's asset value, net worth, results of operations or any other established criteria of value. There has been no appraisal or independent assessment of the fair market value of the Units, and there can be no assurance that any of the Units will be able to be sold or liquidated for their purchase price. No assurance is or can be given that any Units, if transferable, could be sold for the Offering price or any amount.

RESTRICTED SECURITIES, LONG-TERM NATURE OF INVESTMENT, AND NO PUBLIC MARKET

Investors who purchase units in this Offering must bear the economic risk of the investment. There can be no assurance that a positive market will develop. As a result, investors may not be able to liquidate their investment in the shares and Warrants profitably. Factors such as EarthNetMedia's or competitors' announcements about performance, failure to meet securities analysts'
expectations, government regulatory action, and market conditions for international commerce and the television broadcasting industry in general could have a material adverse effect on the price of EarthNetMedia's Common Stock.


DIVIDEND POLICY

The policy of EarthNetMedia is to retain earnings to provide funds for the operation and expansion of its business and, accordingly, EarthNetMedia does not intend to pay dividends on its Common Stock. Any payments of future cash dividends and the amounts thereof will be dependent upon EarthNetMedia's earnings, financial requirements, and other factors deemed relevant by EarthNetMedia's Board of Directors.

PENNY STOCK REGULATIONS

The  Securities  and  Exchange   Commission  has  adopted  certain   regulations
pertaining to penny stocks. If a public market should develop for EarthNetMedia's Units, they may be subject to these rules, and the liquidity of EarthNetMedia's securities could be adversely affected by such rules. No public market currently exists for the sale of the Units, and there can be no assurance that such a market will develop.

TELEVISION INDUSTRY COMPETITION IS STRONG

Due to the operational activities of the television broadcasting business, there can be no assurance that any products developed by EarthNetMedia will be more effective than those developed and marketed by its competitors. There can be no assurance that competitors in the television broadcasting and international e-commerce industry will not emerge and actively seek sponsorship with companies or obtain licensing arrangements to collect royalties for the use of the technology that they have developed, some of which may be directly competitive with the technologies to be developed by EarthNetMedia. These institutions may also compete with EarthNetMedia in recruiting and retaining highly qualified personnel.

FORWARD-LOOKING STATEMENTS

We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Business" and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "seeks,""potential," or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

REORGANIZATION TRANSACTIONS OCCURRING PRIOR TO THIS OFFERING

On September 13, 1995, Alie Chang and her husband formed Pac Pacific Group, International, a California corporation, for the purpose of operating a U.S. export trade business to China.

On April 11, 2000, Alie and her husband formed EarthNetMedia, a Nevada corporation, for the purpose of operating an integrated television content and commerce company that creates and markets "U.S. lifestyle" television content and related merchandise to consumers in China.

On June 5, 2000, Alie Chang and her husband exchanged all shares of common stock in Pac Pacific Group, International for common shares of EarthNetMedia stock in a tax-free exchange pursuant to the provisions of Section 368 (a)(1)(B) of the Internal Revenue Code, as amended.

USE OF PROCEEDS

EarthNetMedia will receive net proceeds of $100,000 from the sale of 100,000 Units in the offering after deducting estimated offering expenses, if any.

Each unit ("Unit") offered hereby consists of one share of Common Stock of EarthNetMedia, Inc. (the "Common Stock") and forty Common Stock Purchase Warrants (the "Warrants"). After completion of this offering, the shares of Common Stock (the "Shares") and the Warrants comprising the Units shall be immediately separately transferable from the Common. Each A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.50 at any time until the passage of three months from the conclusion of the underwriting.

Each B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.75 at any time until the passage of six months from the conclusion of the underwriting. Each C Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.00 at any time until the passage of nine months from the conclusion of the underwriting. Each D Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.25 at any time until the passage of twelve months from the conclusion of the underwriting. In the discretion of the Board of Directors, the Board of Directors may lower the exercise price of any of the Warrants and the Board of Directors may also extend the time to exercise the Warrants. See "Description of Securities."

We intend to use the net proceeds for expansion of television shows production, sales and marketing including brand promotion, and for general corporate purposes, including capital expenditures and working capital.

The Company intends to use the net proceeds of the offering as set forth below:

                                                           Percent of
      Purpose                              Amount         Net Proceeds
-------------------                      ----------       ------------
TV Shows Production Costs                  $60,000                 60%
Operations                                 $15,000                 15%
Sales and Marketing                        $20,000                 20%
Equipment                                  $ 5,000                  5%

The amounts actually expended for such purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We currently have no agreements or commitments with respect to any such acquisition. Pending such uses, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

DIVIDEND POLICY

Dividends or distributions are payable only when and if declared by the Board of Directors. The Company anticipates retaining all of its earnings to finance the expansion of its business and for general corporate purposes. The Company has never paid cash dividends and the Company does not expect to pay dividends in the foreseeable future.

CAPITALIZATION

The following table set forth at December 31, 2000 (i) the actual capitalization of the Company and (ii) the capitalization as adjusted to reflect the sale and the maximum number of Units offered hereby (based on an initial public offering price of $1.00 per Unit and the application of the net proceeds therefrom). The table should be read in conjunction with the Financial Statements and Notes included elsewhere in this Offering document.

                      ASSUMES MAXIMUM NUMBER OF UNITS SOLD

                                                          DECEMBER 31, 2000
                                                          -----------------
                                                       ACTUAL (1)   AS ADJUSTED
                                                       ----------   -----------

Stockholders' equity:

  Common stock, .001 par value, 50,000,000 shares
    Authorized; 5,897,000 shares outstanding;
    5,997,000 outstanding as adjusted pro forma (2)    $    5,897  $    5,997
  Additional paid-in capital                            5,784,276   5,884,176
  Accumulated deficit in development stage             (  181,778) (  181,778)
                                                       ----------------------

    Total stockholders' equity                          5,608,395   5,708,395
                                                        ---------   ---------

         Total capitalization                          $5,608,395  $5,708,395
                                                      -----------  ----------



(1) Derived from Financial Statements of the Company included elsewhere in this Prospectus.

(2) As adjusted to reflect the sale of 100,000 units offered hereby and the application of the proceeds net of any commissions, if any set forth in "Use of Proceeds."

BUSINESS

OVERVIEW

We are a U.S.-based integrated content and commerce company that creates and markets "U.S. lifestyle" content and related merchandise to consumers in China. Our products bear the "Alie Chang" brand of our President and CEO, Ms. Alie Chang. The primary topics of our television programs, which are hosted by Ms. Chang, are home improvement, interior design, and technology. Our programs are currently being broadcast in China on Beijing TV. During 2001, China Central Television (CCTV) will begin broadcasting our newest program, EMBRACING THE FUTURE to an audience of more than 500 million viewers, and an expanded version of our home improvement interior design show, "The Art Of Living" will debut in the Fall of 2001 on 50 cable stations throughout China reaching an audience of 250 million, a significant portion, of which, are the middle-class and the elite.

In addition to producing our own shows, we syndicate into the China market television shows produced by others. EarthNetMedia has obtained the syndication rights to programs created by the National Geographic Society, and has contracted with CCTV to broadcast these shows throughout Mainland China in 2001.

Our corporate mission is to become a leading brand for lifestyle merchandise sales in China and a major commercial gateway company for multi-national client companies to market their products there.

CHINA MARKET

BACKGROUND
----------

China's economy is among the world's largest and over the past 20 years has expanded at a rate of nearly 10 percent per year. In 2001, China is widely expected to become a member of the World Trade Organization, further integrating China into the global economy and significantly reducing its barriers to international commerce.

After spending most of the past century as an isolationist Communist country, China privatized home ownership and much of its industry in the 1990s. From these actions emerged a rapidly growing "middle class" of consumers with an increasing amount of disposable income. Home decorating and remodeling construction is thriving as is an interest in international consumerism comparable to the post-World War II boom in the U.S.

China's rising middle class is becoming increasingly optimistic about the future of the country, reveals the second edition of the CHINA'S ELITE SURVEY, conducted by the Far Eastern Economic Review.

"We've been focusing more on China than any other market," stated Rob Frueh, director of the St. Louis World Trade Center. "We have a particular interest in China because of the tremendous growth potential, especially in the middle class. In the next century, there will be an estimated 250 million customers in the group defined as the middle class which could purchase products."

In October 2000, Alan Adler of General Motors, stated that, "China is clearly going to be the biggest auto market in the world."

Mr. Lusetti of Zoppas Industries, is quoted as saying, "China is an interesting market. Sooner or later you have to come.

HOME BUILDING AND MODELING
--------------------------

Home building and modeling construction is thriving, as is an interest in international consumerism.

According to official sources as reported in the FAR EASTERN ECONOMIC REVIEW, the target for home building in the cities and towns is 200 million square meters a year. This size represents a building boom of three to four million apartments in urban China each year for many years to come. The home market for the countryside is almost four times that of the urban areas, or 750 million square meters a year. In Beijing alone, the estimate for reconstructing dangerous and old houses in the city amounts to US$3.3 billion. Beijing has over 160 million square meters of old residential houses, accounting for one-third of the total area. In Guangzhou, it is reported that the demand for luxury homes exceeds the supply. Both local Chinese and expatriates are acquiring luxury villas completed in recent years. The official estimate of the indoor decoration and modeling market is US$2 billion a year and rapidly growing.

As evidenced by the popularity of EarthNetMedia's lifestyle television programs, China's consumers appear eager to learn about the world and the products that exist outside their country.

TECHNOLOGY AND COMMUNICATIONS
-----------------------------

U.S. exports of communications equipment grew over 900% from 1990-1998. China's information technology equipment market is estimated to be growing at 20-40% annually. Some analysts had predicted that China would become the world's second largest personal computer market by the end of 2000, and the third largest semiconductor market by 2001.

China is the world's fastest growing telecommunications market. According to the U.S. government, each year China installs enough phone lines to replace networks the size of Pacific Bell. By the end of 1999, China boasted approximately 40 million cellular subscribers. Only the U.S. telecommunications market is considered larger.

In 1999 the number of Chinese Internet users quadrupled, jumping from 2 million to 9 million. Estimates had put Internet users at over 20 million at the end of 2000.

According to SARFT TV International, China has 314 million TV households and 350 million TV sets.

Jupiter Research recently reported that three-quarters of the global Internet population will reside outside the U.S. by 2005 and predicted that the Asia Pacific region will outpace the U.S. in less than five years. Jupiter expects the Asia Pacific region to contain as much as one-third of all Internet consumers worldwide in 2005.

Also in January 2001, The Yankee Group predicted, "In China, where there is a staggeringly large addressable population, the number of Internet users will continue to grow at a frenetic pace."

WORLD TRADE ORGANIZATION (WTO) ADMITTANCE
-----------------------------------------

On May 24, 2000, the U.S. House of Representatives bestowed Permanent Normal Trade Relations (PNTR) with China and voted to support China's entry into the World Trade Organization (WTO).

In 2001, China is widely expected to become a member of the WTO, further integrating China into the global economy and significantly reducing its barriers to international commerce. The WTO Agreement is expected to make the tools of communication cheaper, better, and more widely available. It will enable Chinese businesses and consumers to connect and integrate with the global economy and advance China's integration into that economy.

With WTO accession, China has agreed to abolish requirements that U.S. companies transfer their technology in order for U.S. companies to export or invest in China. This will better protect U.S. competitiveness and the results of U.S. research and development. In addition to implementing the WTO's Agreement on Trade-Related Investment upon accession, China will eliminate trade and foreign exchange balancing, local content and export performance requirements, and it will refuse to enforce contracts containing those requirements. China will not condition import licenses and investment approval on performance requirements of any kind, including offset and technology requirements or the existence of a competing domestic producer. All this will make it significantly easier for American companies to export to China from the United States, rather than having to set up in China in order to sell products there.


EARTHNETMEDIA BACKGROUND

Against this background, Alie Chang and her husband, Felizian (Phil) Paul, Chairman of EarthNetMedia spent several years operating a U.S. export company of goods to China. In 1995, Alie hosted her first television series, THE ART OF LIVING -- AMERICAN LIFESTYLES, for the Chinese, Asian, U.S. and international markets. Some of the personalities featured on the series were those of Hugh Hefner, Ronald Reagan, Lili Zanuck. Maestro Ling Tung and internationally-recognized pianist Xiang-Dong Kong, as well as interviews with various architects and visits to tradeshows, such as, the National Association of Homebuilders. Alie's next series, produced for the Chinese market, was THE ART OF LIVING - HOME IMPROVEMENT/INTERIOR DESIGN. This weekly series is an informative and entertaining show that is produced in a "magazine style" format and broadcast in Mandarin Chinese. Produced in Los Angeles, each episode features a celebrity's home and "What's New" and "How-To" segments. The show is extremely popular in China, and Alie Chang has become a renowned personality in China. This presence, along with her many published works on architecture and interior design has given Alie Chang international prestige and status.

EarthNetMedia is currently broadcasting, distributing or producing one hundred fifty-six hours of television programming for China. Most of those hours are being broadcast during primetime. During 2001, Ms. Chang will be introducing a new television series on the air in China, EMBRACING THE FUTURE. EarthNetMedia has signed a joint venture agreement with CCTV (China Central Television) and BETC Advertising in

Beijing to produce 52 episodes of EMBRACING THE FUTURE. Episodes will be hosted by Alie Chang and will be presented in a magazine style format for U.S. and international distribution. This show will be broadcast in primetime by China 's largest and most influential television network, China Central Television (CCTV) three times per week to an audience of over 500 million viewers. It provides an opportunity to participating multi-national companies to present themselves and enter this vast market.

Ms Chang will take her audience behind the scene of some of the world's most powerful technology, multi-media, Internet, telecommunication and biotech companies such as Global Crossing, Oracle, Lucent, Yahoo, Sun Micro Systems, Intel, AOL, Sony, Encore, etc. Alie will interview the executive directors or CEO's and the show will feature their future visions, goals and groundbreaking impact their technology products will have on an ever-changing society.

These programs will be broadcast in Mandarin Chinese. Other languages may be added as required for distribution internationally.

EARTHNETMEDIA IS THE EMBODIMENT OF ALIE CHANG

Alie Chang was born in China and came to the United States after completing her art and design education at the National Academy of Arts in Taipei. On receiving her Masters degree in Environmental Design from the University of California, Los Angeles, she joined William L. Pereira Associates in Los Angeles as a project designer. While there, she worked on such projects as the master plan for the University of Missouri's four campuses, the University of Hawaii's master plan, and a 400-acre urban renewal project in Queens, New York.

Alie founded her own environmental/interior design firm Alie Design, Inc. in 1980. From its beginnings, the company has had the unique capacity to take a project from inception to completion through all phases of design-- from conceptual planning, to interior and landscape design, to construction. Alie's environmental design credits include the homes of clients such as Hugh Hefner, Larry Hagman, Frank Wells, Lou Adler, Rod Stewart, Gordon Stulberg, and Merv Adelson, among others.

Alie has served on the board of directors and as co-president of Design International, a non-profit professional organization based in San Francisco and serving members from 21 design fields. Under her leadership, Design International co-sponsored the "World's Most Memorable Posters" exhibit with UNESCO (the United Nation's Educational, Scientific, and Cultural Organization).

A past member of the American Society of Interior Design (ASID) and an associate member of American Institute of Architects (AIA), Alie Chang has also served on the Dean's Council of the UCLA Graduate School of Architecture and Urban
Planning.   She  is  the  recipient  of  the  Women  in  Design  International's
Outstanding Achievement Award in interior design. Her work is part of the permanent collection maintained by the UCLA Environmental Design Library.

A prolific fine artist working in sculpture, woodcraft, and painting, Ms. Chang's mixed media paintings have been featured at one-woman shows in New York, Philadelphia, and Washington D.C., as well as at the University of California at Berkeley, the University of Chicago, and the University of Hawaii.

She is internationally acclaimed for her work in interior architectural design and her works have been published in major architectural books and international magazines.

Alie was featured on China Central Television in June 1999 as one of the most outstanding designers in the world today.

STRATEGIC PLAN

Because of EarthNetMedia's strong ties to China's business community and the Company's relationship with China's major broadcast media outlets, the Company is afforded both a first-to-market advantage and a branding opportunity. Our strategic business plan is twofold: To leverage the public esteem held for Alie Chang, and to implement integrated marketing and sales programs within the China market for our international client companies.

Our competitive strengths, we believe include our:

ESTABLISHED, HIGHLY RECOGNIZABLE BRAND NAMES
--------------------------------------------

Our principal assets consist of the "Alie Chang" brand name and our related television shows, THE ART OF LIVING - HOME IMPROVEMENT/INTERIOR DESIGN, and EMBRACING THE FUTURE. The ability to leverage our single, well-known brand identity across our core business areas is a principal strength strategy.

POSITION AS A LEADING AUTHORITY ACROSS KEY CATEGORIES OF LIFESTYLE LIVING
-------------------------------------------------------------------------

We have developed expertise in four core categories of lifestyle living:

-- Home improvement, decorating, restoring, and collecting decorative and art items for use and display in the home

-- Entertaining--cooking, recipes, indoor and outdoor entertaining

-- Gardening, planting, landscape design and maintenance

-- Applied Technology

We believe that our depth of knowledge and strong brand identity across these core content areas provide us with important strengths. We are able to reach a broad audience of consumers. In addition, satisfied consumers in a specific interest may be drawn to explore content and products from other core categories as part of our overall concept of the art of living. By stimulating consumer interest in other content areas, we believe we can expand our market penetration and market share.

BUILD A LIBRARY OF HIGH-QUALITY CONTENT, PRODUCTS AND DESIGNS
-------------------------------------------------------------

We have amassed a library of proprietary content, which consists of our presentations of "how to" decoration ideas, including information about home products, to raise the quality of living in and around their homes. The nature of our content allows us to repurpose it for later use at a low incremental cost.

CREATE STRONG RELATIONSHIPS WITH KEY DISTRIBUTION AND MARKETING VENDORS
-----------------------------------------------------------------------

Our existing alliances with CCTV, BETC and Beijing TV, among others, enable us to widely distribute our content and products across China. To effect our strategic plan, we also have cultivated business relationships with key business partners in China.

LEVERAGE OUR BRAND
------------------

Our strategy is to continue to create new content and products and leveraging our brand across multiple media and merchandising outlets. The key elements of our strategy include:

OPERATIONS AND INFRASTRUCTURE
-----------------------------

Our company will be structured into four business segments:

-- Television shows Production

-- Television shows Syndication

-- Merchandising

-- Infomercial, mail-order, direct/Internet Commerce

This structure provides the means to contextual sell and cross-promote across all our media properties, and it permits advertisers to associate with our brand and identity.

INTRODUCE A MERCHANDISING ALONG CORE CONTENT LINES
--------------------------------------------------

We seek to create new branded merchandise throughout our core content areas under the "Alie" brand.

LEVERAGE THE COST OF DEVELOPING  HIGH QUALITY  CONTENT BY  REPURPOSING IT ACROSS
--------------------------------------------------------------------------------
MEDIA AND MERCHANDISING PLATFORMS
---------------------------------

We will spread the costs of researching, investing in and producing high quality content across multiple media and merchandising platforms to achieve economies of scale and increased returns on invested capital. By leveraging our content across multiple media platforms, we can in turn generate additional profit on this content as it is reused.

CAPITALIZE ON REVENUE  OPPORTUNITIES  CREATED BY THE  INFOMERCIALS,  MAIL-ORDER,
--------------------------------------------------------------------------------
DIRECT/INTERNET
---------------

We believe that we can effectively participate in the growth of e-commerce in China by creating a highly personalized user experience that integrates media, information, electronic commerce and community, all rooted in our library of proprietary content. We have registered over 30 proprietary Internet Domain names for implementing this plan. We believe that by combining the convenience of the Internet with our vast library of content and merchandise and our authority in our core content areas, we will create new opportunities to generate revenue and expand our consumer audience.

CONTEXTUAL SELLING
------------------

We will stress contextual selling, linking our products to our television programming content.

CROSS-SELL AND CROSS-PROMOTE OUR BRANDS
---------------------------------------

We will cross-sell products to our various customer lists and cross-package advertising among and across our network of media channels. We anticipate that most of our top advertisers will purchase advertising space in two or more elements of our product promotion platforms. We will also use each media and merchandising platform to cross-promote one or more of our other businesses. As example, the television programs will feature our products during their "how to" segments and provide daily tag lines to our mail order telephone numbers and our Web site.

We see significant growth opportunities for further cross-promotion of our businesses through our Infomercial, mail-order, direct/Internet Commerce business, which is an effective display medium for our content, an up-to-the-minute source of information on our activities, such as our television program schedule, a promoter of our products, as well as a further outlet for advertisers seeking association with our brands.

MERCHANDISING
-------------

Our merchandising objective is to translate our core content expertise into branded products that are distributed through multiple direct and indirect sales channels in China. We seek to provide a broad product assortment, designed from a single viewpoint, which offers consumers a comprehensive and coordinated system for home improvement, decorating, gardening, cooking and other activities related to our core content areas.

INFOMERCIAL, MAIL-ORDER, DIRECT/INTERNET COMMERCE
-------------------------------------------------

Our Infomercial, mail-order, direct/Internet Commerce business leverages our content and merchandising capabilities to create a one-stop, user-friendly experience for our consumers.

We believe we bring several competitive advantages to the Web, including:

-- the strength and identity of our brand

-- our library of proprietary content

-- our planned diverse assortment of branded products

We plan to focus on the following key elements to provide a full-service and personalized lifestyle Web site:

-- Content: in each of our content areas, we intend to include an "Ask
   Alie" service.

-- Commerce: we intend to implement an online store and product showcase that includes other "best of its kind" products either developed by us or sourced by us in all areas of domestic living.

-- Community: we intend to expand each of our Web channels to include fully moderated and integrated bulletin boards, chat rooms and live online discussions with our experts. This "sticky" content will foster repeat visits to our Web site.

ADVERTISING AND SPONSORSHIPS

The goal for our advertising sales is to create a multiple-medium advertising platform that:

-- provides advertising packages integrating one or more of our media outlets, including our Web site

-- delivers quality service to all our core content areas and business segments

Our advertising revenue base is designed not to be dependent upon specific industries and/or specific advertisers, providing maximum flexibility in achieving revenue goals and minimizing risk. We anticipate our top advertising industries will include home furnishings, consumer goods, toiletries and cosmetics.

STRATEGIC ALLIANCES

In August 2000, the Company signed a joint-venture agreement with China Central Television (CCTV) and Beijing BETC Advertising LTD (BETC) to produce 52 thirty-minute episodes of "Embracing The Future" for broadcast on CCTV. China Central Television is the national TV network of China. CCTV currently has 8 channels, broadcasting 138 hours of programs daily. BETC will coordinate the advertising sponsorships for the shows.
---
In January 2000, the Company signed an agreement with Beijing TV for 52 five-minute segments of "The Art of Living -- Home Improvement, Interior
Design". This segment is broadcast within their most popular primetime Television program, "Home, Sweet Home" on Saturdays at 9:50 PM. This agreement was renewed for 2001.
----
The company, has signed an agency agreement with BETC, which has formed a network of 50 major city TV stations throughout China to broadcast an expanded 30-minute version of THE ART OF LIVING--HOME IMPROVEMENT INTERIOR Design in primetime in 2001. The majority of these stations are cable TV stations appealing to a middle-class and elite audience.
---
In October 2000, the Company signed an exclusive syndication agreement with International Creative Management, Inc. ("ICM"), National Geographic Television's subsidiary company NGC Network Asia, LLC ("NGCA") and China Central Television ("CCTV") in which National Geographic Television's programs will be broadcast by CCTV each week for 30 minutes for a total of seventy-eight hours in the aggregate for each twelve (12) month period.

MARKET COMPETITION

Although this field is very competitive in the U.S. and internationally, it is much less so in China. Our competition is primarily international, English-language speaking firms. EarthNetMedia produces and delivers its broadcast content in Chinese. Although we anticipate increased competition with China's entry into the WTO, we believe the business infrastructure we have built in China over the years and the reputation of Alie Chang will enable EarthNetMedia to maintain and expand our market position.

CONSULTANTS

The Company has formed a team of consultants in the U.S. and China with whom it may consult on various matters relating to the business of the Company. Consultants may not be officers or directors of the Company although they may be shareholders. The establishment of a consulting team is not intended to be a delegation by the Company's officers and directors of their power of management and control of the Company, as management and control of the Company shall at all times be retained by the Company's officers and directors. At the present time, the Company has fourteen consultants who are involved in the areas of television show production and China business relations.

FACILITIES

Our corporate facilities are located in Santa Monica, California. After completion of this offering, the company will expand to new facilities within the same geographic area. We also have offices at No. 17 Building, Tianlanbeli, Caihuying,Feng Tai Qu, Beijing, China 100054 and Gautinger Strasse 10, D-82319 Starnberg, Germany.

LEGAL PROCEEDINGS

From time to time, EarthNetMedia may be involved in litigation relating to claims arising out of its international operations. As of the date of this offering, we are not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

The persons who will be our directors and executive officers immediately following this offering, as well as their ages and positions, are listed below:

EXECUTIVE OFFICERS AND DIRECTORS

     NAME                AGE            POSITION
     ----                ---            --------
Alie Chang............... 52     President and Chief Executive Officer
Felizian Paul............ 57     Chairman of the Board and Treasurer
Marvin S. Berger......... 56     Executive Vice President and CFO
Angi Ma.................  26     Secretary

--------------------------------

Ms. Alie Chang, President and Chief Executive Officer, is a cofounder of EarthNetMedia with her husband, Phil, and is the Company's on-air talent. Ms. Chang has an extensive background in art, and holds a Master of Arts Degree in Environmental Design from the University of California, Los Angeles.

Prior to founding EarthNetMedia and its predecessor company, Pac Pacific Group International, Alie was a leading Creative Interior Architect and Environmental Designer. She is internationally acclaimed for her work in interior architectural design and her works have been published in major architectural books and international magazines. Her client list included Rod Stewart, Hugh Hefner, Ted Danson, Merv Adelson Frank Wells, Gordon Stulberg, and numerous other celebrities and nationally known corporate executives. Alie is an artist and has exhibited her original paintings throughout the U.S.

Alie has been featured on China Central Television as one of the most outstanding designers in the world. She is involved in every phase of the production of EarthNetMedia's television series programming including their creation, conceptual development, programming, writing, producing, directing and hosting.

---------------------------------

Mr. Felizian (Phil) Paul, Chairman of the Board and Treasurer, is a co-founder of EarthNetMedia with his wife, Alie Chang. Prior to founding EarthNetMedia and its predecessor company, Pac Pacific Group International, Mr. Paul was Founder and President of Pac Pacific Constructors, Inc., a successful construction and development company based in Los Angeles. Phil's company constructed millions of square feet of industrial complexes and numerous residential development projects including a 960-unit condominium complex. The company's construction projects included the Playboy Mansion West, the Sheraton Miramar renovation and addition in Santa Monica, the Six Flags Magic Mountain Spiliken's Corner, the Panda Pavilion at the Los Angeles Zoo and the Arco Seminar center in Santa Barbara, California.

Phil has received proclamations from the State of California and from the City of Los Angeles for his contribution to the economy and to the construction industry. From 1981 to 1990, Mr. Paul has served on the Board of Directors of the Building Industry Association of Los Angeles, the Building Industry Association of the State of California, and recently has served on the Board of Directors of the World Research Foundation.

During his career he has established many business relationships within the European, China and U.S. business communities.

--------------------------------------------------------------------------------

Mr. Marvin S. Berger, has served as EarthNetMedia's Executive Vice President and Chief Financial Officer since December 2000. Marvin's previous positions include Executive Vice President at MedCom USA, Vice President of Sales, Special Accounts at SmarTalk Teleservices and Regional Sales Manager at Data General Corporation.

Marvin holds an MBA Degree from the Amos Tuck School of Business Administration, Dartmouth College, where he was designated an Amos Tuck Scholar for scholastic achievement, and a BS degree in Electrical Engineering from the Worcester Polytechnic Institute. Marvin has been a volunteer consultant for the Small Business Administration and a recurring panelist for the MIT Enterprise Forum.

--------------------------------------------------------------------------------

Ms. Angi Ma, Corporation Secretary, serves as a creative director during television show production. Angi is a native English speaker and literature devotee, and she majored in studio/fine art and biology at the University of California at Santa Cruz.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of EarthNetMedia's common stock as of February 1, 2001 and as adjusted to reflect the sale of the Units offered hereby by:

- each person or entity who is known by EarthNetMedia to beneficially own more than 5% of EarthNetMedia's outstanding common stock;

- the CEO, each of the Named Executive Officers and each of EarthNetMedia's directors; and

- all executive officers and directors as a group.

Unless otherwise indicated, the address for each of the named individuals is c/o EarthNetMedia, Inc., 222 Amalfi Drive, Santa Monica, California 90402. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the table is based on 5,895,000 shares of common stock outstanding as of February 13, 2001 and shares outstanding immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. To the extent that any shares are issued upon exercise of options, Warrants or other rights to acquire EarthNetMedia's capital stock that are presently outstanding or granted in the future or reserved for future issuance under EarthNetMedia's stock plans, there will be further dilution to new private investors.

                                            SHARES BENEFICIALLY OWNED
                                      ------------------------------------
                                       PRIOR TO OFFERING    AFTER OFFERING
                                      -------------------   --------------
                                       NUMBER     PERCENT      PERCENT
                                      ---------   -------   --------------

THE CEO, NAMED EXECUTIVE OFFICERS AND DIRECTORS:
Alie Chang.......................... 2,626,000      49.7%        49.7%
Felizian Paul....................... 2,626,000      49.7%        49.7%

STOCK OPTION PLANS

2001 STOCK OPTION PLAN

The Company is in the process of implementing a Incentive Stock Option Plan (the "2001 Option Plan"), which shortly will be presented to the Board of Directors and a majority of the shareholders of the Company.. A total of 1,000,000 shares of Common Stock are reserved for issuance under the 2001 Option Plan. The 2001 Option Plan will provide for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting to employees and consultants of nonstatutory stock options. The 2001 Option Plan may be administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"), which committee shall satisfy the applicable requirements of Section 16 of the Exchange Act and the Code. The Administrator will determine the terms of options granted under the 2001 Option Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. The exercise price of all incentive stock options granted under the 2001 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 75% of the fair market value of the Common Stock on the date of grant other than those granted to certain executive officers of the Company which must have an exercise price equal to 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 100% of the fair market value of the Common Stock on the date of grant. The exercise price may be paid in such consideration as determined by the Administrator, including cash and promissory notes. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the term of the option is limited to five years or less. The term of all other options may not exceed ten years. If not terminated earlier, the 2001 Option Plan will terminate in 2011. The Administrator has the authority to amend or terminate the 2001 Option Plan as long as such action does not adversely affect any outstanding options. In the event of a proposed sale of all or substantially all of the Company's assets, or a merger of the Company with or into another corporation, each option will be assumed or an equivalent option substituted by the successor corporation, unless the Administrator determines, in the exercise of its sole discretion, that the optionee will have the right to exercise the option as to some or all of the shares of stock covered by the option, including shares as to which the option would not otherwise be exercisable, in which case each option will be exercisable for 30 days from the date of notice of such determination.

2001 DIRECTORS' STOCK OPTION PLAN

The Company is in the process of implementing a 2001 Directors' Stock Option Plan (the "Directors' Plan"), which will be presented to the Board of Directors and hopefully approved by a majority of the stockholders of the Company. A total of 500,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of no statutory stock options to no employee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. The Directors' Plan provides that each person who is a no employee director of the Company upon joining the Board of Directors, shall be granted a no statutory stock option to purchase 5,000 shares of Common Stock (the "First Option"). Thereafter, on January 1 of each year commencing January 1, 2002, each no employee director shall be automatically granted an additional option to purchase 1000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each anniversary of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option less 25%. Options granted under the Directors' Plan have a term of ten years. In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another.


DESCRIPTION OF OFFERING

COMMON STOCK

Upon completion of this offering, our authorized and issued capital stock will consist of 9,997,000 shares of common stock, $0.001 par value. The following summary of certain provisions of the common stock is subject to, and qualified in its entirety by EarthNetMedia's Certificate of Incorporation and Bylaws and by the provisions of applicable law.

As of February 13, 2001, there were 5,897,000 shares of common stock outstanding held of record by 8 stockholders. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board from time to time may determine in its sole discretion. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by EarthNetMedia's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of EarthNetMedia, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefore, duly and validly issued, fully paid and non-assessable.

UNITS

Each Unit offered hereby consists of one share of Common Stock, $0.001 par value ("Share"), and forty redeemable Warrants ("Warrants"). Each of the Warrants provides the holder thereof the right to purchase one share of Common Stock.


WARRANTS

The forty Warrants included as part of the Units being offered hereby will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Warrant holder.

The shares of Common Stock and the Warrants offered as part of the Units will be immediately detachable and separately transferable from the common stock.

The Warrantholders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose. The Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Transfer Agent. There is currently no established market for the Warrants, and there is no assurance that any such market will develop.

Warrant A entitles the holder ("Warrantholder A") thereof to purchase one share of Common Stock ("Warrant Share") at an exercise price of $1.50 per share, subject to adjustment. The Warrants are immediately exercisable, expire at the end of the third month from the conclusion of the underwriting and are immediately transferable separate from the Shares.

Warrant B entitles the holder ("Warrantholder B") thereof to purchase one share of Common Stock ("Warrant Share") at an exercise price of $1.75 per share, subject to adjustment. The Warrants are immediately exercisable, expire at the end of the sixth month from the conclusion of the underwriting and are immediately transferable separate from the Shares.

Warrant C entitles the holder ("Warrantholder C") thereof to purchase one share of Common Stock ("Warrant Share") at an exercise price of $2.00 per share, subject to adjustment. The Warrants are immediately exercisable, expire at the end of the ninth month from the conclusion of the underwriting and are immediately transferable separate from the Shares.

Warrant D entitles the holder ("Warrantholder D") thereof to purchase one share of Common Stock ("Warrant Share") at an exercise price of $2.25 per share, subject to adjustment. The Warrants are immediately exercisable, expire at the end of the twelfth month from the conclusion of the underwriting and are immediately transferable separate from the Shares.

The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrantholders against dilution upon the occurrence of certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

The Warrants may be exercised upon surrender of the certificate therefore on or prior to the expiration date at the offices of the Transfer Agent, with the form of "Election to Purchase" properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Warrants being exercised.

EXPERTS

ACCOUNTANTS

The financial statements and schedule of EarthNetMedia, Inc. included in this prospectus and elsewhere in the registration statement have been audited by John
P. Semmens, CPA, 24501 Del Prado, Suite A, Dana Point, CA 92629, an independent public accountant as indicated in his reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


LEGAL MATTERS

The legality of the units offered under this prospectus will be passed upon for EarthNetMedia by Mr. James Trodden, Attorney at Law, San Juan Capistrano, California.

FINANCIAL DATA

The financial data presented below should be read in conjunction with "Notes to Financial Statements". The statement of operations data for each of the years in the three-year period ended December 31, 2000, and the balance sheet data at December 31, 1999 and 2000, are derived from financial statements of EarthNetMedia, which have been audited by John P. Semmens, CPA, 24501 Del Prado, Suite A, Dana Point, CA 92629.


INDEX TO FINANCIAL STATEMENTS

Auditor' Report.............................................................41
Balance Sheet...............................................................42
Statement of Income and Expense.............................................44
Statement of Cash Flows.....................................................45
Statement of Stockholders' Equity...........................................46
Notes to Financial Statements...............................................47

                 John P. Semmens CPA, A Professional Corporation
                 24501 Del Prado Suite A, Dana Point, Ca. 92629
                      Ph: (949) 496-8800 Fax (949) 443-0642



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

Board of Directors and Stockholders
Earthnetmedia.com, Inc.

We have audited the accompanying balance sheet of Earthnetmedia.com, Inc. as of December 31, 2000, and the related statements of income, retained earnings, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Earthnetmedia.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



March 2, 2001

EARTHNETMEDIA.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

ASSETS
                                                              DECEMBER 31,
                                                          ------------------
                                                          2000         1999
                                                          ----         ----
CURRENT ASSETS
     Cash in banks ................................       1,254       28,613
                                                          -----       ------

TOTAL CURRENT ASSETS ..............................       1,254       28,613

PROPERTY AND EQUIPMENT
    Transportation equipment ......................      65,000       65,000
    Office equipment ..............................       4,149        1,096
    TV production equipment .......................     113,207       91,255
     Accumulated depreciation .....................     (49,815)     (15,735)
                                                        -------       ------

NET PROPERTY & EQUIPMENT ..........................     132,541      141,616

OTHER ASSETS
    Development costs .............................                  137,678
    Library of Television Programs ................   5,790,000
                                                      ----------     -------

TOTAL OTHER ASSETS ................................   5,790,000      137,678
                                                      ---------      -------

TOTAL ASSETS ......................................   5,923,795      307,907
                                                      =========      =======

EARTHNETMEDIA.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

LIABILITIES & EQUITY
                                                              DECEMBER 31,
                                                          ------------------
                                                          2000         1999
                                                          ----         ----
CURRENT LIABILITIES

     Accrued interest payable                            15,400
                                                         ------        -----

TOTAL CURRENT LIABILITIES .........................      15,400

LONG-TERM LIABILITY
     Officers note payable ........................     300,000
                                                        -------        -----

TOTAL LONG-TERM LIABILITIES .......................     300,000
                                                        -------        -----

TOTAL LIABILITIES .................................     315,400

STOCKHOLDER'S EQUITY
     Common stock - authorized
       50,000,000 shares at .001 par value;
       issued and outstanding 5,897,000 shares ....       5,897        2,000
     Additional paid-in capital ...................   5,784,276      423,299
     Retained earnings (loss) .....................    (181,778)    (117,392)
                                                      ---------      -------

TOTAL STOCKHOLDER'S EQUITY ........................   5,608,395      307,907
                                                      ---------      -------


TOTAL LIABILITIES & STOCKHOLDERS' EQUITY ..........   5,923,795      307,907
                                                      =========      =======

EARTHNETMEDIA.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF INCOME AND EXPENSE

YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                           2000        1999
                                                           ----        ----
                                                             $           $
                                                           ----        ----
REVENUES
     Revenues .....................................  $       -     $     -
                                                           ----        ----

NET REVENUES                                                 -           -

OPERATING EXPENSES
     Automobile expenses ..........................       3,857       2,096
     Bank charges .................................         287         228
     Contract labor ...............................       2,750
     Depreciation .................................      34,080      15,735
     Filing fees ..................................       1,025
     Insurance ....................................                   1,281
     Interest .....................................      15,502         396
     Postage and delivery .........................         129
     Professional fees ............................         596      17,817
     Supplies .....................................          35         148
     Telephone ....................................       4,901       4,068
     Travel .......................................         405       1,697
     Utilities ....................................         819
                                                      ---------    --------

TOTAL OPERATING EXPENSES ..........................      64,386      43,466
                                                      ---------    --------

NET INCOME (LOSS) .................................     (64,386)    (43,466)
                                                      ==========   =========

Common shares outstanding .........................   5,897,000   5,897,000**
                                                      ---------   ---------

Earnings (loss) per common share ..................     (0.0109)   (0.0074)
                                                      =========    ========

** Shares restated for after merger shares for comparative purposes

EARTHNETMEDIA.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1999 &  2000

                                                           2000        1999
                                                           ----        ----
                                                             $           $
                                                           ----        ----
CASH FLOWS FROM OPERATING ACTIVITY
     Net Income (Loss) ............................     (64,386)     (43,466)
     Adjustments to reconcile net income to net
     Cash provided by operating activities:
          Depreciation and amortization ...........      34,080       15,735
          Accounts payable ........................                   (1,052)
          Accrued interest ........................      15,400
                                                      ---------     ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES .........     (14,906)     (28,783)
                                                      ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
          Officer note payable ....................     300,000
          Additional paid-in capital ..............   5,364,874      264,295
                                                      ---------     ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES .........   5,664,874      264,295
                                                      ---------     --------

CASH FLOWS USED FOR INVESTING ACTIVITIES
          Purchase of property and equipment ......      25,005      157,351
          Development costs .......................    (137,678)      49,475
          Acquisition of Library of TV Programs ...   5,790,000
                                                      ---------     --------

NET CASH USED FOR INVESTING ACTIVITIES ............   5,677,327      206,826
                                                      ---------     --------

CASH INCREASE FOR THE PERIOD ......................     (27,359)      28,686

CASH, BEGINNING OF YEAR ...........................      28,613          (73)
                                                      ---------     ---------

CASH, END OF YEAR .................................       1,254       28,613
                                                      =========     ========



EARTHNETMEDIA.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1999 &  2000


                                                                                  Total
                               Total Shares  (Par Value)    Add'l                Stock-
                                Issued and       Common   Paid-In   Retained     holders'
                               Outstanding       Stock     Capital  Deficit       Equity
                               ------------   ---------- --------- --------    ----------

Balance December 31, 1998        2,000,000       2,000     159,003   (73,926)     87,077


Additional capital infusion                                264,296               264,296


Net (loss) for the period                                            (43,466)    (43,466)
                                 ---------       -----     -------   --------    --------


Balance December 31, 1999        2,000,000       2,000     423,299  (117,392)    307,907


Stock distributions for services 3,897,000       3,897      (3,897)                    0


Additional capital infusion
 including market value of
 television programs                                     5,364,874             5,364,874


Net (loss) for the period                                           (64,386)     (64,386)
                                 ---------       -----     -------  ---------    --------


Balance December 31, 1999        5,897,000       5,897   5,784,276 (181,778)   5,608,395
                                 =========       =====   ========= ==========  =========


EARTHNETMEDIA.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.  HISTORY AND ORGANIZATION OF THE COMPANY

      Earthnetmedia.com, Inc. is a producer of television programming for both the Chinese media markets. EarthNetMedia was originally organized as a Nevada Corporation on April 11, 2000 and is currently based in Santa Monica, California. EarthNetMedia's principal television programming is directed at the home improvement market in China. The Company's assets consist primarily of its library of English and Chinese Television Programs.

     On June 5, 2000 the shareholders of Pac Pacific Group, International, Inc., a privately held California corporation exchanged 100 % of their shares for 100 % of the shares of EarthNetMedia.

     The Company is currently authorized to issue up to 50,000,000 shares of common stock, $ 0.001 par value. As of December 31, 2000, 5,897,000 shares of common stock were issued and outstanding.

     The Company has been in a development stage since inception in July 1996. The Company has accumulated approximately 80 television shows since inception. These television shows have been appraised at a value of approximately $ 5,790,000.

2.  ACCOUNTING POLICIES AND PROCEDURES

     The financial statements of the Company are prepared using the accrual basis of accounting.

     Property and equipment are carried at cost. Depreciation is computed using straight-line methods for both financial reporting purposes and income tax purposes. The useful lives of property and equipment is five years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the current period. The cost of maintenance and repairs is charged against income as incurred and significant renewals and betterment's are capitalized.

    All exchanges of common stock for services rendered, as more fully described in the Statement of Stockholders' Equity, were recorded at the fair value of the services rendered. The Company does not have definitive contracts with its management personnel.

     The Company has not adopted any policy regarding payment of dividends. No dividends have been paid since inception.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

3.  LIBRARY OF TELEVISION PROGRAMS

     Earthnetmedia.com, Inc. has produced about eighty English and Chinese television programs. These financial statements have been prepared based on the appraisal valued determined by Blue Lyon United Entertainment of Beverly Hills, California. These valuations range from three minute introductions at $ 25,000 to English shows in broadcast quality for US and international markets at $ 140,000 per show.

4. NOTE PAYABLE OFFICERS/SHAREHOLDERS

     The Company is obligated under an unsecured loan agreement to Phil and Alie Chang. The note bears interest at 8 % from inception, May 14, 2000. One half of the principal ( $ 150,000 ) shall be paid twelve months after the effective underwriting by Pac Pacific Group, International, Inc. and the remaining principal shall be due and payable twenty four months following the effective date of an underwriting. Interest shall be paid concurrently with the payment of the last principal amount.

     Under the provisions of the note payable, the Company has the following minimum annual payment obligations:

                                                 Year Ended December 31,
                                             ------------------------------
                                             2001          2002        2003
                                             ----          ----        ----

Notes payable ...........................     0           150,000     150,000
                                             ====         =======     =======

5. GOING CONCERN

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company's current operations are not sufficient to cover all its costs. Without realization of additional capital or increased operational revenues, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital from qualified investors under loans and private placement provisions available to it and to increase the level of revues to cover its costs.

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Santa Monica, CA, on the 23rd day of September, 2001.

EarthNetMedia, Inc.

BY: /s/ ALIE CHANG
    -----------------------------
    Alie Chang, President and CEO

Exhibit Index

Number          Description
------          -----------

4.1             Stock Certificate

4.2             Common Stock Purchase Warrant A

4.3             Common Stock Purchase Warrant B

4.4             Common Stock Purchase Warrant C

4.5             Common Stock Purchase Warrant D

5               Opinion Letter RE: Legality